Exhibit 99.1

FOR IMMEDIATE RELEASE

Investor Relations:

800-348-1074, ext. 3333

Carrols Restaurant Group, Inc. to Present at Investor Conference

Company Comments on Earnings Guidance

Syracuse, New York -- (Businesswire) -- January 8, 2010 -- Carrols Restaurant Group, Inc. (Nasdaq: TAST) today announced that it will present at the Cowen & Company 8th Annual Consumer Conference at The Westin Times Square in New York City on Monday, January 11, 2010. The presentation will begin at 9:00 AM ET and will be webcast live from the Company's website at www.carrols.com, under the investor relations section.

The Company also commented on its earnings guidance for the fiscal year ended January 3, 2010. The Company previously indicated that it anticipated diluted earnings per share for fiscal 2009 of between $1.02 and $1.06. While the Company reiterates this range, it noted that it now anticipates recording fixed asset impairment charges in the fourth quarter of 2009 of approximately $2.4 million, or $0.07 per diluted share after taxes, that are not reflected in its outlook.

The Company will provide additional details regarding its fourth quarter and full year 2009 financial results during its next quarterly conference call, which is planned for late February 2010.

About the Company

Carrols Restaurant Group, Inc., operating through its subsidiaries, including Carrols Corporation, is one of the largest restaurant companies in the United States. The Company operates three restaurant brands in the quick-casual and quick-service restaurant segments with 559 company-owned and operated restaurants in 17 states as of January 3, 2010, and 32 franchised restaurants in the United States, Puerto Rico, Ecuador, Honduras and the Bahamas. Carrols Restaurant Group owns and operates two Hispanic Brand restaurants, Pollo Tropical and Taco Cabana. It is also the largest Burger King franchisee, based on number of restaurants, and has operated Burger King restaurants since 1976.

Forward-Looking Statements

Except for the historical information contained in this news release, the matters addressed are forward-looking statements. Forward-looking statements, written, oral or otherwise made, represent the Company's expectation or belief concerning future events. Without limiting the foregoing, these statements are often identified by the words "may," "might," "believes," "thinks," "anticipates," "plans," "expects" or similar expressions. In addition, expressions of our strategies, intentions or plans are also forward-looking statements. Such statements reflect management's current views with respect to future events and are subject to risks and uncertainties, both known and unknown. You are cautioned not to place undue reliance on these forward-looking statements as there are important factors that could cause actual results to differ materially from those in forward-looking statements, many of which are beyond our control. Investors are referred to the full discussion of risks and uncertainties as included in the Company's and Carrols Corporation's filings with the Securities and Exchange Commission.